EXHIBIT 21


                           SUBSIDIARIES OF THE COMPANY

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                                 SUBSIDIARIES OF THE COMPANY

          Parent                             Subsidiary                State of Incorporation
          ------                             ----------                ----------------------
   Charter Financial, Inc.              Charter Bank, S.B.                   Illinois
    Charter Bank, S.B.          Sparta First Service Corporation             Illinois

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